                         DANIELSON HOLDING CORPORATION

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MAY 21, 1997

                               ----------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Danielson Holding Corporation (the "Company") will be held on Wednesday, May 21, 1997, at the New York Marriott East Side Hotel, 525 Lexington Avenue (between 48th & 49th Streets), New York, New York 10017 at 10:00 a.m. local time (the "Annual Meeting"), for the following purposes:

  1. To elect nine directors of the Company to serve for the ensuing year and until their successors are elected;

  2. To confirm the appointment of KPMG Peat Marwick LLP as the independent certified public accountants for the Company for the year ending December 31, 1997; and

  3. To transact such other business as may properly come before the meeting.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only stockholders of record at the close of business on April 9, 1997 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          DANIELSON HOLDING CORPORATION

                                          IAN M. KIRSCHNER
                                          Secretary

New York, New York
April 14, 1997


                            YOUR VOTE IS IMPORTANT

 To ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. To revoke a proxy, you must submit to the Secretary of the Company, prior to voting, either a signed instrument of revocation or a duly executed proxy bearing a date or time later than the proxy being revoked. If you attend the meeting, you may vote in person even if you previously returned a proxy.

                         DANIELSON HOLDING CORPORATION

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 21, 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
VOTING RIGHTS AND SOLICITATION OF PROXIES.................................   1
  Record Date and Share Ownership.........................................   1
  Voting and Quorum.......................................................   1
  Proxies and Revocation of Proxies.......................................   2
  Other Proposals.........................................................   2
PRINCIPAL STOCKHOLDERS....................................................   2
  Principal Stockholders..................................................   2
  Officers and Directors..................................................   3
  Section 16(a) Beneficial Ownership Reporting Compliance.................   4
ELECTION OF DIRECTORS.....................................................   4
  Committees..............................................................   7
  Compensation of Directors...............................................   8
  Attendance at Board of Directors Meetings...............................   8
EXECUTIVE OFFICERS........................................................   8
EXECUTIVE COMPENSATION....................................................   9
  Summary Compensation Table..............................................   9
  Option/SAR Grants in Last Fiscal Year...................................  10
  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Op-
   tion Values............................................................  10
  Compensation Committee Interlocks and Insider Participation.............  10
  Board of Directors Compensation Committee Report on Executive Compensa-
   tion...................................................................  10
  Performance Graph.......................................................  12
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................  13
CONFIRMATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.............  13
PROPOSALS AND NOMINATIONS BY STOCKHOLDERS.................................  14

                         DANIELSON HOLDING CORPORATION
                               767 THIRD AVENUE
                         NEW YORK, NEW YORK 10017-2023

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 21, 1997

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Danielson Holding Corporation (the "Company"), to be voted at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 21, 1997, at the New York Marriott East Side Hotel, 525 Lexington Avenue (between 48th and 49th Streets), New York, New York 10017, at 10:00 a.m. local time (the "Annual Meeting"), and any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and described therein. This Proxy Statement and the enclosed form of proxy are first being sent to stockholders commencing on or about Monday, April 14, 1997.

  The expenses of soliciting proxies for the Annual Meeting are to be paid by the Company. Solicitation of proxies may be made by means of personal calls upon, or telephonic or electronic communications with, stockholders or their personal representatives by Directors, officers, and employees of the Company who will not be specially compensated for such services. In addition, the Company has retained Georgeson & Co., Inc., Wall Street Plaza, New York, New York 10005, to assist in the solicitation of proxies, the cost of which is anticipated to be approximately $5,000, plus reimbursement of expenses. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Proxy Statement to stockholders whose common stock is held of record by such entities.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

RECORD DATE AND SHARE OWNERSHIP

  The Board of Directors of the Company has fixed the close of business on April 9, 1997 as the record date for the determination of the stockholders entitled to receive notice of, and to vote at, the Annual Meeting (the "Record Date"). The only outstanding class of stock of the Company is its common stock, par value $0.10 per share ("Common Stock"). On the Record Date, there were 15,366,338 shares of Common Stock issued and outstanding.

VOTING AND QUORUM

  Each share of Common Stock, the only securities of the Company entitled to vote at the Annual Meeting, will be entitled to one vote at the Annual Meeting, except that, pursuant to the provisions of the Certificate of Incorporation of the Company, voting for Directors may be cumulative if, prior to the voting, any stockholder gives notice of such stockholder's intention to vote cumulatively. In the event of cumulative voting, each stockholder may give any one candidate a number of votes equal to the number of Directors to be elected multiplied by the number of shares held by such stockholder, or may distribute such votes on the same principle among as many candidates as the stockholder elects. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total number of shares of Common Stock outstanding on the Record Date will constitute a quorum for the transaction of business by such holders at the Annual Meeting. Where a quorum is present, the vote of the holders of a majority of shares of Common Stock present in person or represented by proxy and entitled to vote will decide any question voted upon, and the nine nominees for Director receiving the highest number of votes (i.e., a plurality) will be elected as Directors. If any votes are withheld, such withheld votes will be excluded entirely from the vote and will have no effect. Abstentions will have no effect on the election of Directors but, for purposes of determining whether a proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker non-votes"), those shares of Common Stock will not be included in the vote totals and, therefore, will have no effect on the vote.

PROXIES AND REVOCATION OF PROXIES

  Proxies in the enclosed form are solicited by the Board of Directors of the Company in order to provide each stockholder an opportunity to vote on all matters scheduled to come before the Annual Meeting, whether or not the stockholder attends in person. All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld or the holder has elected to abstain and, where a choice is specified as to the proposal, they will be voted in accordance with such specification. In the absence of specific directions, properly executed proxies will be voted "FOR" (i) the nominees for election as Directors of the Company listed below; and (ii) confirmation of the appointment of KPMG Peat Marwick LLP as the Company's independent certified public accountants for the current fiscal year. Any stockholder giving a proxy has the power to revoke the proxy prior to its exercise. A proxy may be revoked (a) by delivering to the Secretary of the Company at or prior to the Annual Meeting an instrument of revocation or a duly executed proxy bearing a date or time later than the date or time of the proxy being revoked or (b) at the Annual Meeting if the stockholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

OTHER PROPOSALS

  The Board does not know of any matter other than the foregoing that is expected to be presented for consideration at the Annual Meeting. However, if other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth the beneficial ownership of Common Stock as of April 9, 1997 of (a) each Director, (b) each executive officer, and (c) each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock. The Company believes that, except as otherwise stated, the beneficial holders listed below have sole voting and investment power regarding the shares reflected as being beneficially owned by them.

                           AMOUNT AND NATURE OF
                           BENEFICIAL OWNERSHIP           PERCENT OF CLASS /1/
                           --------------------           --------------------
PRINCIPAL STOCKHOLDERS
Commissioner of Insurance       1,803,235/2/,/3/                  11.7
of the State of
California................
c/o Geoffrey A. Nicholls
Deputy Trustee
Mission Insurance
Companies' Trusts
3333 Wilshire Boulevard--
3rd Floor
Los Angeles, CA 90010
Martin J. Whitman.........      2,321,024/2/,/4/,/5/,/6/          14.9
c/o Danielson Holding
Corporation
767 Third Avenue
New York, NY 10017-2023
James P. Heffernan........      1,372,980/2/,/5/,/6/               8.8
c/o WHR Management
Company, L.P.
2 Park Place
Bronxville, NY 10708
Whitman Heffernan & Rhein       1,054,996/2/                       6.9
Workout Fund, L.P. .......
c/o WHR Management
Company, L.P.
2 Park Place
Bronxville, NY 10708
Third Avenue Value Fund...        803,669/2/                       5.2
767 Third Avenue
New York, NY 10017-2023

                            AMOUNT AND NATURE OF
                            BENEFICIAL OWNERSHIP           PERCENT OF CLASS /1/
                            --------------------           --------------------
OFFICERS AND DIRECTORS
Martin J. Whitman.........       2,321,024/2/,/4/,/5/,/6/          14.9
David M. Barse............          17,582/7/                         *
Joseph F. Porrino.........          56,667/8/                         *
Frank B. Ryan.............          48,667/8/                         *
Eugene M. Isenberg........          69,924/9/                         *
Wallace O. Sellers........          36,666/10/                        *
Anthony G. Petrello.......               0/11/                        *
Stanley J. Garstka........          11,008/11/                        *
Timothy C. Collins........               0/11/                        *
Michael T. Carney.........          17,582/7/                         *
Ian M. Kirschner..........           4,000/12/                        *
All Officers and Directors
 as a Group (11 persons)..       2,583,118/13/                     16.3

--------
* Percentage of shares beneficially owned does not exceed one percent of the outstanding Common Stock.
(1) Share percentage ownership is rounded to nearest tenth of one percent and reflects the effect of dilution as a result of outstanding options to the extent such options are, or within 60 days will become, exercisable. As of April 9, 1997 (the date as of which this table was prepared), there were exercisable options outstanding to purchase 1,257,084 shares of Common Stock. Shares underlying any option which was exercisable on April 9, 1997 or becomes exercisable within the next 60 days are deemed outstanding only for purposes of computing the share ownership and share ownership percentage of the holder of such option.
(2) In accordance with provisions of DHC's Certificate of Incorporation, all certificates representing shares of Common Stock beneficially owned by holders of five percent or more of Common Stock are owned of record by DHC, as escrow agent, and are physically held by DHC in that capacity.
(3) Beneficially owned by the Commissioner of Insurance of the State of California in his capacity as trustee for the benefit of holders of certain deficiency claims against certain trusts which assumed liabilities of certain present and former insurance subsidiaries of DHC.
(4) Includes 803,669 shares beneficially owned by Third Avenue Value Fund ("TAVF"), an investment company registered under the Investment Company Act of 1940; 104,481 shares beneficially owned by Martin J. Whitman & Co., Inc. ("MJW&Co"), a private investment company; and 72,641 shares beneficially owned by Mr. Whitman's wife and three adult family members. Mr. Whitman controls the investment adviser of TAVF, and may be deemed to own beneficially a five percent equity interest in TAVF. Mr. Whitman is the principal stockholder in MJW&Co, and may be deemed to own beneficially the shares owned by MJW&Co. Mr. Whitman disclaims beneficial ownership of the shares of Common Stock owned by TAVF, MJW&Co, and Mr. Whitman's family members.
(5) Includes 1,054,996 shares of Common Stock beneficially owned by Whitman Heffernan & Rhein Workout Fund, L.P. ("WHR Fund"), an investment limited partnership. Each of Messrs. Whitman and Heffernan is a general partner of the partnership that is the general partner of WHR Fund. Each disclaims beneficial ownership of the shares owned by the WHR Fund.
(6) Includes shares underlying currently exercisable options to purchase an aggregate of 210,000 shares of Common Stock at an exercise price of $3.00 per share.
(7) Includes shares underlying options to purchase an aggregate of 17,582 shares of Common Stock at an exercise price of $5.6875 per share, which become exercisable within the next 60 days. Does not include shares underlying options to purchase an aggregate of 32,418 shares of Common Stock at an exercise price of $5.6875 per share which are not currently exercisable nor become exercisable within the next 60 days.
(8) Includes shares underlying currently exercisable options to purchase an aggregate of 46,667 shares of Common Stock at an exercise price of $3.63 per share.

 (9) Includes 20,088 shares owned by Mentor Partnership, a partnership controlled by Mr. Isenberg, and 28 shares owned by Mr. Isenberg's wife. Also includes shares underlying currently exercisable options to purchase an aggregate of 46,666 shares of Common Stock at an exercise price of $3.63 per share.
(10) Includes shares underlying options to purchase an aggregate of 26,666 shares of Common Stock at an exercise price of $7.00 per share, which become exercisable within the next 60 days. Does not include shares underlying options to purchase an aggregate of 13,334 shares of Common Stock at an exercise price of $7.00 per share which are not currently exercisable nor become exercisable within the next 60 days.
(11) Does not include shares underlying options to purchase an aggregate of 40,000 shares of Common Stock at an exercise price of $5.50 per share which are not currently exercisable nor become exercisable within the next 60 days.
(12) Includes shares underlying options to purchase an aggregate of 2,500 shares of Common Stock at an exercise price of $5.6875 per share, which become exercisable within the next 60 days. Does not include shares underlying options to purchase an aggregate of 2,500 shares of Common
     Stock at an exercise price of $5.6875 per share which are not currently exercisable nor become exercisable within the next 60 days.
(13) In calculating the percentage of shares owned by officers and Directors as a group, the shares of Common Stock underlying all options which are beneficially owned by officers and Directors and which are currently exercisable or become exercisable within the next 60 days are deemed outstanding.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires DHC's Directors and executive officers, and persons who own more than ten percent of a registered class of the DHC's equity securities, to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of DHC. Officers, Directors and greater than ten-percent stockholders are required by Federal securities regulations to furnish DHC with copies of all Section 16(a) forms they file.

  To DHC's knowledge, based solely upon review of the copies of such reports furnished to DHC and written representations that no other reports were required, except for one Form 3 with respect to Mr. Collins (not involving any transaction), all Section 16(a) filing requirements applicable to DHC's officers, Directors and greater than ten percent beneficial owners were complied with on a timely basis for the fiscal year ended December 31, 1996.

                             ELECTION OF DIRECTORS

  A board of nine Directors will be elected at the Annual Meeting by the holders of Common Stock, to hold office until their successors have been elected and qualified. It is intended that, unless authorization to do so is withheld, the proxies will be voted "FOR" the election of the Director nominees named below, each of whom currently is a Director of the Company. Each nominee has consented to be named in this Proxy Statement and to serve as a Director if elected. However, if any nominee shall become unable to stand for election as a Director at the Annual Meeting, an event not now anticipated by the Board, the proxy will be voted for a substitute designated by the Board or, if no substitute is selected by the Board prior to or at the Annual Meeting, for a motion to reduce the membership of the Board to the number of nominees available. In the event that additional persons are nominated for election as Directors and a stockholder elects to vote shares cumulatively, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, with any required selection among such nominees to be determined by the proxy holders.

  The nominees are listed on the following pages with brief statements of their principal occupations and other information. A listing of the nominees' beneficial ownership of Common Stock appears on the preceding pages under "PRINCIPAL STOCKHOLDERS." All of the nominees for Director were elected to their present terms as Directors by the stockholders at the Annual Meeting of Stockholders of the Company held on September 17, 1996. The information concerning the nominees and their security holdings has been furnished by such nominees to the Company.

  The Board of Directors unanimously recommends that the stockholders vote "FOR" the nominees listed below:

                                                                        DIRECTOR
DIRECTOR                  AGE           PRINCIPAL OCCUPATION             SINCE
--------                  ---           --------------------            --------
Martin J. Whitman........  72 Chairman of the Board and Chief             1990
                               Executive Officer of DHC
David M. Barse...........  34 President and Chief Operating Officer of    1996
                               DHC
Eugene M. Isenberg.......  67 Chairman of the Board and Chief             1990
                               Executive Officer of Nabors Industries,
                               Inc.
Joseph F. Porrino........  52 Executive Vice President of the New         1990
                               School for Social Research
Frank B. Ryan............  60 Professor of Mathematics and                1990
                               Computational and Applied Mathematics
                               at Rice University
Wallace O. Sellers.......  67 Vice Chairman and Director of Enhance       1995
                               Financial Services Group, Inc.
Anthony G. Petrello......  42 President and Chief Operating Officer of    1996
                               Nabors Industries, Inc.
Stanley J. Garstka.......  53 Deputy Dean and Professor in the            1996
                               Practice of Management at Yale
                               University School of Management
Timothy C. Collins.......  40 Chief Executive Officer and Senior          1996
                               Managing Director of Ripplewood
                               Holdings LLC

  The term of office of each person elected as a Director will continue until the next Annual Meeting of Stockholders or until his successor has been elected. There is no family relationship between any nominee for election as a Director and any other nominee for election as a Director or executive officer of the Company.

  Mr. Whitman is the Chairman of the Board, Chief Executive Officer and a Director of DHC. Since 1974, Mr. Whitman has been the President and controlling stockholder of M.J. Whitman & Co., Inc. (now known as Martin J. Whitman & Co., Inc.) ("MJW&Co") which, until August 1991, was a registered broker-dealer. From August 1994 to December 1994, Mr. Whitman served as the Managing Director of M.J. Whitman, L.P. ("MJWLP"), then a registered broker-dealer which succeeded to the broker-dealer business of MJW&Co. Since January 1995, Mr. Whitman has served as the Chairman and Chief Executive Officer (and, until June 1995, as President) of M. J. Whitman, Inc. ("MJW"), which succeeded at that time to MJWLP's broker-dealer business. Also since January 1995, Mr. Whitman has served as the Chairman and Chief Executive Officer of M.J. Whitman Holding Corp. ("MJWHC"), the parent of MJW and other affiliates. Since March 1990, Mr. Whitman has been the Chairman of the Board, Chief Executive Officer and a Director (and, since January 1991, the President) of Third Avenue Trust and its predecessor, Third Avenue Value Fund, Inc. (together with its predecessor, "Third Avenue Trust"), an open-end management investment company registered under the Investment Company Act of 1940 and containing multiple investment series, and EQSF Advisers, Inc. ("EQSF"), Third Avenue Trust's investment adviser. Until April 1994, Mr. Whitman also served as the Chairman of the Board, Chief Executive Officer and a Director of Equity Strategies Fund, Inc., previously a registered investment company. Mr. Whitman is a Managing Director of Whitman Heffernan Rhein & Co., Inc. ("WHR"), an investment and financial advisory firm which he founded with James P. Heffernan and C. Kirk Rhein, Jr. during the first quarter of 1987. Since March 1991, Mr. Whitman has served as a Director of Nabors Industries, Inc., a publicly-traded company. From March 1993 through February 1996, Mr. Whitman served as a director of Herman's Sporting Goods, Inc., a retail sporting goods chain, which filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code on April 26, 1996. Mr. Whitman also serves as a Director of the Company's subsidiaries, including National American Insurance Company of California ("NAICC") and KCP Holding Company ("KCP"). Mr. Whitman co-authored the book The Aggressive Conservative Investor. Mr. Whitman is a Distinguished Faculty Fellow in Finance at the Yale University School of Management. Mr. Whitman graduated from Syracuse University magna cum laude in 1949 with a Bachelor of Science degree and received his Masters degree in Economics from the New School for Social Research in 1956. Mr. Whitman is a Chartered Financial Analyst.

  Mr. Barse has been the President, Chief Operating Officer and a Director of DHC since July 1996 and a director of NAICC since August 1996. Since June 1995, Mr. Barse has been the President of each of MJW and MJWHC. Since April 1995, he has been an Executive Vice President and Chief Operating Officer of Third Avenue Trust and EQSF. Mr. Barse joined the predecessors of MJW and MJWHC in December 1991 as General Counsel. Mr. Barse was previously an attorney with the law firm of Robinson Silverman Pearce Aronsohn & Berman LLP. Mr. Barse received a Bachelor of Arts in Political Science from George Washington University in 1984 and a Juris Doctor from Brooklyn Law School in 1987.

  Mr. Isenberg, since 1987, has been Chairman and Chief Executive Officer of Nabors Industries, Inc., a publicly-traded oil and gas drilling company listed on the American Stock Exchange ("Nabors"). Beginning in 1996, Mr. Isenberg commenced his term as a Governor of the AMEX. From 1969 to 1982, Mr. Isenberg was Chairman of the Board and principal stockholder of Genimar Inc., a steel trading and building products manufacturing company. From 1955 to 1968, Mr. Isenberg was employed in various management capacities with the Exxon Corp. Mr. Isenberg graduated from the University of Massachusetts in 1950 with a Bachelor of Arts degree in Economics and from Princeton University in 1952 with a Masters degree in Economics.

  Mr. Porrino has been Executive Vice President of the New School for Social Research since September 1991. Prior to that time, Mr. Porrino was a partner in the New York law firm of Putney, Twombly, Hall & Hirson, concentrating his practice in the area of labor law. Mr. Porrino received a Bachelor of Arts degree from Bowdoin College in 1966, and was awarded a Juris Doctor degree from Fordham University School of Law in 1970.

  Dr. Ryan, since August 1990, has been a Professor of Mathematics and Computational and Applied Mathematics at Rice University. Since March 1996, Dr. Ryan has served as a Director of Sequoia Systems, Inc., a computer systems company, the capital stock of which is traded on NASDAQ. Since March 1995, Dr. Ryan has served as a Director of America West Airlines, Inc., a publicly-traded company listed on the New York Stock Exchange. From August 1990 to February 1995, Dr. Ryan also served as Vice President-External Affairs at Rice University. For two years ending August 1990, Dr. Ryan was the President and Chief Executive Officer of Contex Electronics Inc., a subsidiary of Buffton Corporation, the capital stock of which is publicly traded on the American Stock Exchange. Prior to that, and beginning in 1977, Dr. Ryan was a Lecturer in Mathematics at Yale University, where he was also the Associate Vice President in charge of institutional planning. Dr. Ryan obtained a Bachelor of Arts degree in Physics in 1958 from Rice University, a Masters degree in Mathematics from Rice in 1961, and a Doctorate in Mathematics from Rice in 1965.

  Mr. Sellers is Vice-Chairman and a Director of Enhance Financial Group, Inc. ("Enhance Group"), a financial services corporation the capital stock of which is publicly traded on the New York Stock Exchange. Until December 31, 1994, Mr. Sellers was the President and Chief Executive Officer of Enhance Group, from its inception in 1986, as well as its principal subsidiaries, Enhance Reinsurance Company and Asset Guaranty Insurance Company, from their inceptions in 1986 and 1988, respectively. From 1987 to 1994, Mr. Sellers served as a Director, and from 1992 to 1993 as the Chairman, of the Association of Financial Guaranty Insurors in New York. Mr. Sellers received a Bachelor of Arts degree from the University of New Mexico in 1951 and a Masters degree in Economics from New York University ("NYU") in 1956. Mr. Sellers attended the Advanced Management Program at Harvard University in 1975 and is a Chartered Financial Analyst.

  Mr. Petrello has been the President and Chief Operating Officer of Nabors since 1992 and has been a director of Nabors and a member of the Executive Committee of its board of directors since 1991. Mr. Petrello was formerly a partner with the law firm Baker & McKenzie, which he had been with since 1979. In 1986, Mr. Petrello was named Managing Partner of Baker & McKenzie's New York Office and served in that capacity until 1991 when he resigned as a partner in such law firm. Mr. Petrello continues as Of Counsel to Baker & McKenzie. Mr. Petrello received a Bachelor of Science degree and a Masters degree from Yale University in 1976 and a Juris Doctor from Harvard University in 1979.

  Mr. Garstka has been Deputy Dean at the Yale University School of Management (the "Yale School of Management") since November, 1995 and has been a Professor in the Practice of Management at the Yale School of Management since 1988. Mr. Garstka was the Acting Dean of the Yale School of Management from August 1994 to October 1995, and an Associate Dean of the Yale School of Management from 1984 to 1994. Mr. Garstka has served on the Board of Trustees of MBA Enterprises Corps, a non-profit organization, since 1991 and on the Board of Trustees of The Foote School in New Haven, Connecticut since 1995. From 1988 to 1990, Mr. Garstka served as a director of Vyquest, Inc., a publicly-traded company listed on the American Stock Exchange. Mr. Garstka was a Professor in the Practice of Accounting from 1983 to 1988, and an Associate Professor of Organization and Management from 1978 to 1983, at the Yale School of Management. Mr. Garstka has also authored numerous articles on accounting and mathematics. Mr. Garstka received a Bachelor of Arts degree in Mathematics from Wesleyan University in Middletown, Connecticut in 1966, a Masters degree in Industrial Administration in 1968 from Carnegie Mellon University and a Doctorate in Operations Research in 1970 from Carnegie Mellon University.

  Mr. Collins has been the Chief Executive Officer and Senior Managing Director of Ripplewood Holdings LLC, a private investment firm, since October 1995. From January 1990 to September 1995, Mr. Collins was the Senior Managing Director of Onex Investment Corp., a private investment firm. Since April 1994, Mr. Collins has been a director of Scotsman Industries, Inc., a publicly-traded company listed on the New York Stock Exchange. Mr. Collins is also a director of Dayton Superior Corporation (NYSE) and is a trustee of DePauw University. Mr. Collins received a Bachelor of Arts degree in Philosophy from DePauw University in 1978, and a Masters in Private and Public Management from the Yale School of Management in 1982.

COMMITTEES

  The Board of Directors has an Audit Committee, a Compensation Committee, an Executive Committee, and a Review Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee.

  The Audit Committee consists of Messrs. Porrino, Ryan and Garstka. The Audit Committee held two meetings in 1996. The Audit Committee is primarily responsible for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls. The Audit Committee also recommends engagement of the Company's independent public accountants.

  The Compensation Committee consists of Messrs. Porrino, Ryan and Sellers. The Compensation Committee held three meetings in 1996. The Compensation Committee reviews, and makes recommendations to the Board of Directors concerning, the Company's executive compensation policy.

  The Executive Committee consisted of Mr. Whitman and James P. Heffernan and
C. Kirk Rhein, Jr. until the death of Mr. Rhein and the resignation of Mr. Heffernan as a director of the Company, and held no meetings in 1996. The Executive Committee currently has vacancies and will not meet until such vacancies have been filled. The Executive Committee has the authority to conduct the business affairs of the Company, subject to the Company's Bylaws and applicable law.

  The Review Committee, which consists of Messrs. Porrino and Ryan, reviews and determines potential conflicts of interest relative to investment opportunities. The Review Committee held no meetings in 1996.

COMPENSATION OF DIRECTORS

  During 1996, each Director who was not an officer or employee of the Company or its subsidiaries received compensation of $2,500 for each Board meeting attended, whether in person or by telephone. For attendance at Board meetings during 1996, each of Mr. Porrino, Mr. Sellers and Dr. Ryan received $17,500, Mr. Isenberg received $15,000, each of Messrs. Petrello and Garstka received $5,000 and Mr. Collins received $2,500, plus, in each case, reimbursement of reasonable expenses. Directors who are officers or employees of the Company or its subsidiaries receive no fees for service on the Board. No attendance fee is paid to any Directors with respect to any committee meetings. Each of Mr. Porrino and Dr. Ryan owns options to purchase 46,667 shares of Common Stock, and Mr. Isenberg owns options to purchase 46,666 shares of Common Stock, in each case at an exercise price of $3.63 per share (the arithmetic average of the closing prices of the Common Stock on the American Stock Exchange for the 30 days prior to the date of grant, September 16, 1991). Mr. Sellers owns options to purchase 40,000 shares of Common Stock at an exercise price of $7.00 per share (the mean of the high and low prices of the Common Stock on the American Stock Exchange on the date of grant, April 25, 1995). Each of Messrs. Petrello, Garstka and Collins owns options to purchase 40,000 shares of Common Stock, in each case at an exercise price of $5.50 per share (the mean of the high and low prices of the Common Stock on the American Stock Exchange on the date of grant, September 17, 1996). All of these options expire ten years after the date of grant and become exercisable in three equal annual installments commencing on the first anniversary of the date of grant and on each of the next two anniversaries thereafter. All of the options held by Messrs. Porrino and Isenberg and Dr. Ryan are currently exercisable. None of such Directors has exercised any options to date. 13,333 of the options held by Mr. Sellers is currently exercisable and an additional 13,333 become exercisable within 60 days.

ATTENDANCE AT BOARD OF DIRECTORS MEETINGS

  The Board held seven meetings during 1996. Except for Mr. Collins, who attended one of the two meetings held during the period for which he was a Director, no Director attended less than 75 percent of the aggregate number of meetings of the Board of Directors held during the period for which he was a Director during 1996 and all committees of the Board on which he served during the period that he served during 1996.

                              EXECUTIVE OFFICERS

  The executive officers of the Company are as follows:

NAME                                AGE    PRINCIPAL POSITION WITH THE COMPANY
----                                ---    -----------------------------------
Martin J. Whitman..................  72 Chairman of the Board, Chief Executive
                                         Officer and a Director
David M. Barse.....................  34 President, Chief Operating Officer and a
                                         Director
Michael T. Carney..................  43 Chief Financial Officer and Treasurer
Ian M. Kirschner...................  41 General Counsel and Secretary

  For additional information about Messrs. Whitman and Barse, see "ELECTION OF DIRECTORS" above.

  Mr. Carney was the Chief Financial Officer ("CFO") of the Company from August 1990 until March 1996 and has been the CFO of the Company and a director of NAICC since August 1996. Since 1990, Mr. Carney has served as Treasurer and CFO of TAVF and EQSF and, since 1989, as CFO of WHR, as well as MJW&Co., and MJW and MJWHC and their predecessors. From 1990 through April 1994, Mr. Carney also served as CFO of Carl Marks Strategic Investments, L.P.; and from 1989 through April 1994, Mr. Carney served as Treasurer and CFO of Equity Strategies Fund. From 1988 to 1989, Mr. Carney was the Director of Accounting of Smith New Court, Carl Marks, Inc., and, from 1986 to 1988, Mr. Carney served as the Controller of Carl Marks & Co., Inc. Mr. Carney graduated from St. John's University in 1981 with a Bachelor of Science degree in Accounting.

  Mr. Kirschner has been the General Counsel and Secretary of DHC since August 1996. Mr. Kirschner has also served as General Counsel and Secretary of MJWHC and MJW since January 1996 and of TAVF and EQSF since January 1997. From February 1993 to June 1995, Mr. Kirschner was a Vice President, the General Counsel and Secretary of 2 I Inc., a then NASDAQ Small-Cap listed holding company. Mr. Kirschner has been practicing law since 1979, and was Of Counsel to Morgan, Lewis & Bockius, from October, 1990 to October, 1992. Mr. Kirschner obtained a Bachelor of Arts degree from the State University of New York at Binghamton in 1976 and a Juris Doctor from Boston University School of Law in 1979.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following Summary Compensation Table presents certain information relating to compensation paid by DHC for services rendered in 1996 by the Chief Executive Officer, the former Chief Executive Officer and two other former executive officers of DHC as of the last day of the fiscal year whose cash compensation for such year exceeded $100,000. No other executive officers of DHC received compensation in excess of $100,000 for fiscal year 1996. Only those columns which call for information applicable to DHC or the individuals named for the periods indicated have been included in such table.

                                     ANNUAL              LONG TERM
                                  COMPENSATION          COMPENSATION
                               ---------------------    ------------
                                                           AWARDS
                                                        ------------
                                                         SECURITIES
                                                         UNDERLYING   ALL OTHER
NAME AND PRINCIPAL             SALARY(A)    BONUS(B)      OPTIONS    COMPENSATION
POSITION                  YEAR    ($)         ($)           (#)          ($)
------------------        ---- ---------    --------    ------------ ------------
Martin J. Whitman.......  1996 $ 200,000         -0-          -0-
Chairman of the Board &   1995 $ 200,000         -0-          -0-
Chief Executive Officer   1994 $  75,000    $100,000          -0-
C. Kirk Rhein, Jr.......  1996 $ 116,667         -0-          -0-
President & Chief Execu-
 tive Officer(c)          1995 $ 200,000         -0-          -0-
                          1994 $  75,000    $100,000          -0-
James P. Heffernan......  1996 $ 116,667         -0-          -0-      $ 83,333
Chief Financial
 Officer(d)               1995 $ 200,000         -0-          -0-
                          1994 $  75,000    $100,000          -0-
Lisa D. Levey...........  1996 $ 114,960         -0-       15,000      $ 72,917
General Counsel &
 Secretary(e)             1995 $ 158,675(f) $100,000(f)       -0-
                          1994 $ 125,175(f) $100,000(f)       -0-

--------
(a) Amounts shown indicate cash compensation earned and received by executive officers in the year shown. Executive officers also participate in DHC group health insurance.
(b) Amounts shown indicate bonuses earned, if any, with respect to services to DHC in the fiscal year shown whether or not paid in such fiscal year.
(c) Mr. Rhein was President and Chief Executive Officer until his death in the crash of TWA Flight 800 on July 17, 1996. Annual Compensation reflects compensation paid through that date. For information regarding additional payments made to the estate of Mr. Rhein, see "Certain Relationships and Related Transactions."
(d) Mr. Heffernan was the Chief Financial Officer until his resignation on July 29, 1996. At that time, Mr. Heffernan entered into an employment agreement with DHC pursuant to which he was paid the amount set forth under All Other Compensation during 1996.
(e) Ms. Levey was the General Counsel and Secretary until her resignation on July 31, 1996. Ms. Levey entered into a severance agreement with DHC pursuant to which she was paid the amount set forth under All Other Compensation during 1996.
(f) Amounts shown reflect portion of compensation allocated to DHC based upon percentage of time spent in connection with DHC matters.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The following table presents certain information relating to the grants of stock options made during 1996 to the named executive officers of DHC. The options were granted under DHC's 1995 Stock and Incentive Plan. Pursuant to rules of the Securities and Exchange Commission, the table also shows the value of the options granted at the end of the option term (through October 31, 1997) if the stock price were to appreciate annually by 5% and 10%, respectively. There is no assurance that the stock price will appreciate at the rates shown in the table. Only those tabular columns which call for information applicable to DHC or the named individuals have been included in such table.

                                                                         POTENTIAL REALIZABLE
                                                                           VALUE AT ASSUMED
                                                                        ANNUAL RATES OF STOCK
                                                                          PRICE APPRECIATION
                                       INDIVIDUAL GRANTS                   FOR OPTION TERM
                         ---------------------------------------------- ----------------------
                         NUMBER OF
                         SECURITIES
                         UNDERLYING  % OF TOTAL
                          OPTIONS/  OPTIONS/SARS
                            SARS     GRANTED TO  EXERCISE OR
                          GRANTED   EMPLOYEES IN BASE PRICE  EXPIRATION
   NAME                     (#)     FISCAL YEAR    ($/SH)       DATE      5%($)      10%($)
   ----                  ---------- ------------ ----------- ---------- ---------- -----------
Martin J. Whitman.......      -0-
C. Kirk Rhein, Jr.......      -0-
James P. Heffernan......      -0-
Lisa D. Levey...........   15,000       0.94       $6.6875   10/31/97*       9,185      18,768

--------
* In connection with the termination of her employment, the expiration date of the options granted to Ms. Levey, which would otherwise have terminated three months after the date of termination, was extended to October 31, 1997.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table presents certain information relating to the value of unexercised stock options as of the end of 1996, on an aggregated basis, owned by the named executive officers of DHC as of the last day of the fiscal year. None of such officers who owned options to purchase Common Stock during 1996 exercised any of such options during 1996. Only those tabular columns which call for information applicable to DHC or the named individuals have been included in such table.

                               NUMBER OF SECURITIES    VALUE OF UNEXERCISED IN-
                              UNDERLYING UNEXERCISED             THE-
                              OPTIONS AT FISCAL YEAR-        MONEY OPTIONS
                                        END               AT FISCAL YEAR-END
                                        (#)                       ($)
                             ------------------------- -------------------------
   NAME                      EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----                      ----------- ------------- ----------- -------------
Martin J. Whitman...........   210,000        -0-       $420,000        -0-
C. Kirk Rhein, Jr...........   210,000        -0-       $420,000        -0-
James P. Heffernan..........   210,000        -0-       $420,000        -0-
Lisa D. Levey...............    15,000        -0-            -0-        -0-

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1996, none of the persons who served as members of the Compensation Committee of DHC's Board of Directors also was, during that year or previously, an officer or employee of DHC or any of its subsidiaries or had any other relationship requiring disclosure herein.

BOARD OF DIRECTORS COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (the "Committee"), during 1996, was comprised of three independent (i.e., non-employee) directors. The Committee provided the following report on executive compensation during 1996 as required by applicable securities regulations:

  "Due to unusual and tragic circumstances during 1996, the Committee was required to make two separate determinations regarding executive compensation for 1996. However, the Committee's overriding goal continues to be to structure compensation in a way that will attract and retain highly qualified executives who will conduct the business of the Company in a manner that will maximize stockholder value.

  The annual base salary of each of the Company's executive officers at the beginning of 1996, C. Kirk Rhein, Jr., President and Chief Executive Officer, Martin J. Whitman, Chairman of the Board and Chief Investment Officer, James
P. Heffernan, Chief Financial Officer, and Lisa D. Levey, General Counsel and Secretary, was kept constant with the level established in 1995, $200,000 for each of Messrs. Rhein, Whitman and Heffernan and $175,000 for Ms. Levey. In light of the extensive efforts of each of these executives in identifying and negotiating potential transactions on behalf of the Company, which had culminated in an agreement by the Company to acquire Midland Financial Group, Inc. ("Midland"), and the additional responsibilities which would have resulted from the consummation of the Midland transaction, the Committee believed that it was appropriate to maintain these compensation levels for its executive officers.

  While on Company business relating to the Midland transaction, Mr. Rhein, along with William Story, the President of the Company's main subsidiary, was killed in the crash of TWA Flight 800. As a result of the crash, in which the President of Midland was also killed, the proposed merger of Midland into the Company was terminated by the mutual consent of DHC and Midland. At this time, Mr. Whitman was named the Chief Executive Officer of the Company, Mr. Heffernan resigned as a Director and Chief Financial Officer (although he remained employed by the Company), Ms. Levey resigned, and David M. Barse, Michael T. Carney and Ian M. Kirschner were brought on as President, Chief Financial Officer and General Counsel and Secretary, respectively, of the Company.

  In light of the compensation which the Company agreed to pay to the estate of Mr. Rhein and to Mr. Heffernan and Ms. Levey, see "Certain Relationships and Related Transactions" below, and the Company's desire not to take significant additional cash out of the Company in the form of executive compensation, the annual base salary of each of Mr. Barse and Mr. Carney was set at $75,000 and the base salary of Mr. Kirschner was set at $50,000 (with no additional cash compensation being paid to any of them during 1996). The Company was able to obtain these executives at this level of compensation in part because they are also employed by affiliates of the Company. Nevertheless, the Committee believes that these compensation levels were appropriate initial levels to compensate these individuals for the extensive amount of work that would be required of them in order for the Company to realize the value that it seeks for its stockholders.

  In addition to the cash compensation of its executives, the Company granted stock options during the year under its 1995 Stock and Incentive Plan (the "1995 Plan"). On January 15, 1996, the Committee granted options to purchase an aggregate of 158,900 shares of the Company's Common Stock at an exercise price of $6.6875 per share (the mean of the high and low prices of the Common Stock on the American Stock Exchange on the date of grant). The options were granted to employees of the Company (including Ms. Levey), as well as to certain key employees of the Company's then two main subsidiaries, National American Insurance Company of California ("NAICC") and Danielson Trust Company. In connection with the change in management, on September 19, 1996, the Committee granted additional options to purchase an aggregate of 125,000 shares of Common Stock at an exercise price of $5.6875 per share (the mean of the high and low prices of the Common Stock on the American Stock Exchange on the date of grant) to certain employees of the Company. Of these options, 50,000 were granted to each of Mr. Barse and Mr. Carney and 5,000 were granted to Mr. Kirschner. On December 17, 1996, the Committee granted options to purchase an aggregate of 35,000 shares of Common Stock at an exercise price of $4.9375 per share (the mean of the high and low prices of the Common Stock on the American Stock Exchange on the date of grant) to employees of NAICC as an additional reward for their efforts under very trying circumstances during 1996.

  In making determinations regarding compensation, the Committee does not rely upon quantitative measures or other measurable objective indicia, such as earnings or specifically weighted factors or compensation formulae. In light of the fact that the Company, at the parent-company level, is a holding company with a small staff responsible for numerous and diverse areas of the Company's business and management, and given the high level of awareness each executive has of the others' activities and contributions, the Committee evaluates executive performance and reaches compensation decisions based, in part, upon the recommendations of the Company's executives.

  Finally, the Committee notes that Section 162(m) of the Internal Revenue Code, in most circumstances, limits to $1 million the deductibility of compensation, including stock-based compensation, paid to top executives by public companies. None of the 1996 compensation paid to the executive officers named in the Summary Compensation Table exceeded the threshold for deductibility under Section 162(m)."

                                          The Compensation Committee:

                                          Joseph F. Porrino
                                          Frank B. Ryan
                                          Wallace O. Sellers

PERFORMANCE GRAPH

  The following graph sets forth a comparison of the semiannual percentage change in the Company's cumulative total stockholder return on Common Stock with the Standard & Poor's 500 Stock Index* and the AMEX Industrial (Financial) Index.** The foregoing cumulative total returns are computed assuming (i) an initial investment of $100, and (ii) the reinvestment of dividends at the frequency with which dividends were paid during the applicable years. The Company has never paid any dividend on shares of Common Stock. The graph below reflects comparative information for the five fiscal years of the Company beginning with the close of trading on December 31, 1991 and ending December 31, 1996. The foregoing information is presented in tabular format immediately following the graphic presentation. The stockholder return reflected below is not necessarily indicative of future performance.


                       [PERFORMANCE GRAPH APPEARS HERE]
                    [PLOT POINTS CAN BE FOUND ON NEXT PAGE]
--------
 * The Standard & Poor's 500 Stock Index is a capitalization-weighted index of 500 stocks designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.
** The AMEX Industrial (Financial) Index ("AIFI") is maintained by the AMEX.
   As described by the AMEX, the AIFI is one of eight industrial subindexes of the AMEX Market Value Index, which is a capitalization-weighted index reflecting the performance of AMEX-traded common shares, American Depositary Receipts and warrants.

                         DANIELSON HOLDING   AMEX INDUSTRIAL   STANDARD & POOR'S
            (DATE)          CORPORATION     (FINANCIAL) INDEX   500 STOCK INDEX
            ------       -----------------  -----------------  -----------------
      12/31/91..........      $100.00            $100.00            $100.00
       6/30/92..........        74.19             103.12              97.85
      12/31/92..........        93.55             112.04             104.46
       6/30/93..........       170.97             114.83             108.02
      12/31/93..........       212.90             120.40             111.83
       6/30/94..........       170.97             118.41             106.52
      12/31/94..........       196.77             109.07             110.11
       6/30/95..........       203.23             124.42             130.61
      12/31/95..........       177.42             142.51             147.67
       6/30/96..........       172.58             149.92             160.79
      12/31/96..........       129.03             169.65             177.60

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

  In recognition of the death of C. Kirk Rhein, Jr., while serving as President and Chief Executive Officer of DHC, DHC intends to pay to Mr. Rhein's widow, as a death benefit, Mr. Rhein's 1996 base salary through July 31, 1999.

  In recognition of the death of William R. Story, a former Director of DHC and the former President and Chief Executive Officer of NAICC while serving as such, NAICC paid to Mr. Story's widow, as a death benefit, Mr. Story's base salary through December 31, 1996 and intends to pay to her $200,000 in each of 1997 and 1998. NAICC has also transferred to Mr. Story's widow ownership of a 1995 Lexus automobile which was owned by NAICC and had been used by Mr. Story as an officer of NAICC.

  Effective as of July 29, 1996, DHC entered into an Employment Agreement with James P. Heffernan, then the Chief Financial Officer of the Company, which provides for DHC's continued employment of Mr. Heffernan through July 31, 1999. Mr. Heffernan will have the duties and responsibilities assigned to him by, and will report directly to, the Chief Executive Officer of DHC. Mr. Heffernan will receive a salary of $200,000 per year through the term of such agreement and is entitled to participate in all DHC employee benefit plans and programs.

  Lisa D. Levey resigned as an officer of DHC effective August 1, 1996. In connection with Ms. Levey's resignation, DHC entered into a Severance Agreement with Ms. Levey which provides that during the period through July 31, 1997, Ms. Levey will receive her 1996 annual base salary and will participate, at DHC's expense, in DHC's employee benefit plans.

  DHC shares certain personnel and facilities with several affiliated and unaffiliated companies (including M.J. Whitman, Inc., a broker-dealer of which Mr. Whitman is the Chairman and Chief Executive Officer and Mr. Barse is the President and Chief Operating Officer), and certain expenses are allocated among the various entities. Personnel costs are allocated based upon actual time spent on DHC's business or upon fixed percentages of compensation. Costs relating to office space and equipment are allocated based upon fixed percentages. Inter-company balances are reconciled and reimbursed on a monthly basis.

         CONFIRMATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Company has selected KPMG Peat Marwick LLP as independent certified public accountants to audit the books and records of the Company for the current fiscal year and recommends that the stockholders confirm such selection. KPMG Peat Marwick LLP served in that capacity with respect to 1996. In the event of a negative vote, the Board of Directors will reconsider its selection. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting, to have the opportunity to make a statement and to respond to appropriate questions from stockholders.

                   PROPOSALS AND NOMINATIONS BY STOCKHOLDERS

  Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders of the Company must be received by the Company for inclusion in the Proxy Statement and form(s) of proxy relating to such Annual Meeting no later than December 31, 1997. Stockholder proposals should be directed to the attention of the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement. Timely receipt of a stockholder's proposal will satisfy only one of various conditions established by the SEC for inclusion in the Company's proxy materials.

                                          By Order of the Board of Directors
                                          Danielson Holding Corporation

                                          Ian M. Kirschner
                                          Secretary

April 14, 1997

                         DANIELSON HOLDING CORPORATION

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

  The undersigned hereby appoints David M. Barse and Ian M. Kirschner, or either of them, with power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of DANIELSON HOLDING CORPORATION ("Danielson"), to be held on May 21, 1997 at The New York Marriott East Side Hotel, New York, New York at 10:00 a.m.. New York time, or at any adjournment thereof, to vote all shares of Danielson common stock, $0.10 par value per share, which the undersigned is entitled to vote as designated below and upon such other business that may properly come before the meeting.

  [X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE PROPOSALS AND, IN THE DISCRETION OF THE PROXY HOLDERS, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

1. The election of the following persons as Directors of Danielson to serve until the next Annual Meeting of Stockholders and until their respective successors shall be duly elected and qualified:

 Nominees: Martin J. Whitman; David M. Barse; Joseph F. Porrino; Eugene M.
       Isenberg; Frank B. Ryan; Wallace O. Sellers; Stanley J. Garstka; Timothy C. Collins and Anthony G. Petrello.

     [_] FOR all nominees
                     [_] AGAINST as to all nominees
                                         [_] FOR except for vote withheld from
                                          the following nominees:
                                         --------------------------------------
2. Confirmation of the selection of KPMG Peat Marwick LLP as independent certified public accountants for Danielson for the fiscal year ending December 31, 1997.

     [_] FOR         [_] AGAINST      [_] ABSTAIN

3. To vote and otherwise represent the shares on any other matters which may properly come before the meeting or any adjournments thereof, according to their decision and in their discretion.

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDER'S SPECIFICATIONS HEREON. IN THE ABSENCE OF SUCH SPECIFICATION, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" CONFIRMATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

               MARK HERE IF YOU PLAN TO ATTEND THE MEETING [ ]
                                             Date: _____________________ , 1997
                                             ----------------------------------
                                             ----------------------------------
                                             PLEASE SIGN EXACTLY AS NAME
                                             APPEARS HEREON AND DATE. IF THE
                                             SHARES ARE HELD JOINTLY, EACH
                                             HOLDER SHOULD SIGN. WHEN SIGNING
                                             AS AN ATTORNEY, EXECUTOR,
                                             ADMINISTRATOR, TRUSTEE, GUARDIAN
                                             OR AS AN OFFICER SIGNING FOR A
                                             CORPORATION, PLEASE GIVE FULL
                                             TITLE UNDER SIGNATURE.


    PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.